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                              ADDENDUM TO THE CUSTODIAN AGREEMENT

THIS ADDENDUM TO THE CUSTODIAN AGREEMENT dated August 19, 1996 between Strategist Growth Fund (the Company) on behalf of its underlying series fund, Strategist Special Growth Fund, (the Fund) and American Express Trust Company (the Custodian) is made pursuant to Section 12 of the Agreement to reflect the Corporation's arrangement of investing all of the Fund's assets in corresponding portfolio of a master trust.

American Express Financial Corporation (AEFC) serves as administrator for the Company and for the master trust in which the Funds invest.

The Company, the Custodian and AEFC agree as follows:

The parties to this Agreement acknowledge that, so long as the Funds invest all of their assets in corresponding portfolios of a master trust, the only assets held by the Funds will be units of the corresponding portfolios of the master trust. The parties agree that the Custodian is entitled to rely upon AEFC for an accounting of the number of units held, purchased or redeemed by the Company and to delegate to AEFC responsibility for all reporting to the Company. AEFC agrees to indemnify and hold harmless the Custodian from all claims and liabilities incurred or assessed against the Custodian in connection with the accounting for and reporting to the Company by AEFC.

IN WITNESS WHEREOF, the Company, the Custodian and AEFC have caused this addendum to the Custodian Agreement to be executed on August
__, 1996 which shall remain in effect until terminated by one of the parties on written notice to the other parties to this Addendum.


STRATEGIST GROWTH FUND, INC.
Strategist Aggressive Growth Fund


By/s/ James A. Mitchell
      James A. Mitchell
      President

AMERICAN EXPRESS TRUST COMPANY

By/s/ Chandrakant A. Patel
      Chandrakant A. Patel
      Vice President

AMERICAN EXPRESS FINANCIAL CORPORATION

By/s/ Richard W. Kling
      Richard W. Kling
      Senior Vice President